EXECUTION COPY

                   SECOND AMENDMENT TO STOCKHOLDERS' AGREEMENT

         THIS SECOND AMENDMENT is dated as of June 29, 2001 (this "SECOND AMENDMENT") to the Stockholders' Agreement dated as of March 30, 1999, as amended (the "STOCKHOLDERS Agreement"), by and among OraSure Technologies, Inc. (as successor to STC Technologies, Inc.), a Delaware corporation (the "COMPANY"), and the Investors identified therein. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Stockholders' Agreement.

         WHEREAS, the Stockholders' Agreement provides the Investors with certain rights and the parties now desire to supplement and amend the terms of the Stockholders' Agreement pursuant to the terms of this Second Amendment.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Investors hereby agree as follows:

         1. Limitations on Registration Rights; Holdback.

              (a) The Company may delay the filing, delay the effectiveness or suspend the effectiveness of a registration statement of the Company covering Restricted Shares as contemplated by Sections 3.4, 3.5 or 3.6 of the Stockholders' Agreement or otherwise prepared by the Company (including any shelf registration statement on Form S-3) (a "REGISTRATION STATEMENT") or require the Investors to suspend sales or other dispositions of Restricted Shares under an effective Registration Statement, in each case for such time as may be required by the Company, if (i) in the Board's judgment, the sale of Restricted Shares thereunder would interfere with or be detrimental to a planned offering by the Company of any of the Company's securities, (ii) in the Board's judgment, the sale of Restricted Shares thereunder would have a material adverse effect on the business, prospects, operations, results of operations, assets, liabilities, or condition (financial or otherwise) of the Company; (iii) the Company is engaged in discussions concerning any possible merger, acquisition, financing, business combination, restructuring or sale of all or any substantial portion of the Company or its assets, or any similar transaction or (iv) the Company would be required to disclose in such Registration Statement material information that it would not otherwise be required to disclose in its filings with the Commission pursuant to the Exchange Act and that it has not then disclosed in such filings with the Commission (each an "ALLOWED DELAY"). Notwithstanding the foregoing, the Company shall not be entitled to exercise its right to defer filing or effectiveness of or to suspend sales or other dispositions under a Registration Statement pursuant to an Allowed Delay for more than ninety (90) consecutive days. In the event of an Allowed Delay, the Company shall promptly (x) notify the Investors in writing (a "DELAY Notice") of the existence (but not the substance) of the Allowed Delay and (y) advise the Investors in writing to cease all sales or other dispositions under such Registration Statement until the expiration of the period provided for in the Delay Notice. To the extent required by the Stockholders' Agreement, upon expiration of the Allowed Delay, the Company shall again be required to file, cause the effectiveness of, or permit the resumption of sales and dispositions under the Registration Statement.

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              (b)  If  the  Company  shall  at  any  time  register  any  of its securities  under the Securities Act, for offer or sale to the public,  then the
Investors  shall  not  make  any  short  sale,  assignment,   transfer,  pledge,
hypothecation, gift or other disposition (including the grant of any option for sale) of any Restricted Shares (other than for the public sale of those Restricted Shares included in and sold pursuant to such registration) without the prior written consent of the Company for such period as may be designated by the Company and, if the registration shall be, in whole or in part, an underwritten offering, the managing underwriter; provided that no such period shall begin more than ten (10) days prior to the effectiveness of a Registration Statement pursuant to which such public offer or sale will be made and shall not last more than ninety (90) days after the effective date of such Registration Statement.

              (c) The Company shall use its commercially reasonable efforts to keep any Registration Statement covering Restricted Shares effective, including, but not limited to, preparing and filing with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until the earlier of (i) the sale of all Restricted Shares covered thereby or
(ii) two years following the effective date of such Registration Statement. Notwithstanding the foregoing, the Company's obligations pursuant to this
Section 1(c) and Section 3 of the Stockholders Agreement are subject to the terms of Section 1(a) hereof.

         2. Obligations of the Investors. In connection with any registration of the Restricted Shares, each of the Investors shall:

              (a) furnish to the Company such information regarding itself, the Restricted Shares held by it and the intended method of disposition of the Restricted Shares held by it as shall be reasonably requested by the Company and shall execute such documents in connection with such registration as the Company may reasonably request;

              (b) cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement or any amendment or supplement thereto;

              (c) upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.7(e) of the Stockholders Agreement, immediately discontinue disposition of Restricted Shares pursuant to a Registration Statement covering such Restricted Shares until the Investor's receipt of the copies of the supplemented or amended prospectus contemplated by such Section 3.7(e) and, if so directed by the Company, deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in the Investor's possession, of the prospectus covering such Restricted Shares current at the time of receipt of the notice of the happening of an event as described in such Section 3.7(e);

              (d) upon receipt of any Delay Notice, immediately discontinue the sale or disposition of Restricted Shares until the expiration of the Allowed Delay or any extension thereof pursuant to a subsequent Delay Notice; and

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              (e) comply with all applicable  laws and regulations in connection with any sale, transfer or other disposition of Restricted Shares.

         3. Indemnification. Each prospective seller, and any underwriter acting on its behalf, of Restricted Shares registered pursuant to any Registration Statement prepared by the Company, whether or not pursuant to Section 3 of the Stockholders' Agreement, will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 3.9(a) of the Stockholders' Agreement) the Company, each director of the Company, each officer of the Company who signs such Registration Statement and any person who controls the Company within the meaning of the Securities Act, with respect to any untrue statement or omission from such Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller or such underwriter specifically for use in the preparation of such Registration Statement, preliminary prospectus, final prospectus or amendment or supplement; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each prospective seller, to an amount equal to the net proceeds actually received by such prospective seller from the sale of Restricted Shares effected pursuant to such Registration Statement.

         4. Acknowledgment of Obligations. Each prospective seller, and any underwriter acting on its behalf, of Restricted Shares registered pursuant to any Registration Statement prepared by the Company, whether or not pursuant to
Section 3 of the Stockholders' Agreement, shall be bound by all of the applicable terms and provisions set forth in the Stockholders' Agreement and this Second Amendment.

         5. Termination of Certain Provisions. Sections 2.1, 2.2, 2.4(a)(xiv), 2.4(b), 2.4(c), 2.7(e)(i), 2.9, and 2.12 of the Stockholders' Agreement are hereby terminated in their entirety and neither the Company nor any Investor shall have any further rights or obligations under such Sections.

         6. Miscellaneous.

              (a) Successors and Assigns. Except as otherwise expressly provided in the Stockholders' Agreement or this Second Amendment, the provisions of the Stockholders' Agreement and this Second Amendment shall bind and inure to the benefit of the Company and each of the Investors and the respective successors and assigns of the Company and each of the Investors. Subject to the requirements of Section 3 of the Stockholders' Agreement, the Restricted Shares held by the Investors and all of the rights and obligations set forth in the Stockholders Agreement and this Second Amendment may be freely assigned, in whole or in part, by each Investor to any member of such Investor's Group; provided, however, upon the acceptance any Restricted Shares by any transferee of the Investor, such transferee shall automatically be bound by the obligations imposed under the Stockholders' Agreement and this Second Amendment to the same extent as if such transferee were an Investor. Upon any such transfer of Restricted Shares by an Investor, such Investor shall, as a condition to such transfer, deliver to the Company a written notice of such proposed transfer by which such the transferee is and the securities of the Company owned or acquired by such transferee are identified. A

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transferee to whom rights are transferred  pursuant to this Section 6(a) will be thereafter deemed to be an Investor for the purpose of the execution of such transferred rights and may not again transfer such rights to any other person or entity, other than as provided in this Section 6(a). Neither this Agreement nor any of the rights or duties of the Company set forth herein shall be assigned by the Company, in whole or in part, without having first received the written consent of the Investors holding a majority of the voting power of the outstanding Series A Preferred Shares held by all Investors, with each such holder entitled to the number of votes for each such share of Series A Preferred Stock as equals the number of shares of Common Stock (including fractional shares) into which each such share of Series A Preferred Stock is then convertible, rounded up to the nearest one-tenth of a share.

              (b) Except as otherwise provided herein, the provisions of the Stockholders' Agreement, including, but not limited to, Section 3 thereof, shall remain in full force and effect. To the extent that the terms of the Stockholders' Agreement conflict with the terms of this Second Amendment, the terms of this Second Amendment shall control.

              (c) The Stockholders' Agreement and this Second Amendment constitute the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.

              (d) Failure of any party to exercise any right or remedy under this Second Amendment or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

              (e) This Second Amendment shall be enforced, governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles. In the event that any provision of this Second Amendment is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.

              (f) This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Second Amendment, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Second Amendment bearing the signature of the party so delivering this Second Amendment. This Second Amendment shall be effective upon execution by the holders of not less than fifty percent (50%) of the outstanding Restricted Shares pursuant to Section 11 of the Stockholders' Agreement.

              (g) Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Second Amendment and the consummation of the transactions contemplated hereby.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS  WHEREOF,  the  Company and the  Investors  have caused this
Second Amendment to be duly executed as of the date first above written.

                               ORASURE TECHNOLOGIES, INC.

                                      By:  /s/ Robert D. Thompson
                                      Name:  Robert D. Thompson
                                      Title:  Chief Executive Officer


                               HEALTHCARE VENTURES V, L.P.

                                By:  HealthCare Partners V, its General Partner

                                      By:  /s/ Jeffrey Steinberg
                                      Name:  Jeffrey Steinberg
                                      Title:  Administrative Partner


                               HUDSON TRUST

                                      By:---------------------------------------
                                      Name:-------------------------------------
                                      Title:------------------------------------


                               PENNSYLVANIA EARLY STAGE PARTNERS, L.P.

                                By:  Pennsylvania Early Stage Partners GP,
                                L.L.C., its General Partner

                                      By:  /s/ Michael Bolton
                                      Name:  Michael Bolton
                                      Title:  Managing Director


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